Exhibit 10.2

STATE OF MISSISSIPPI

COUNTY OF HARRISON

SECOND JUDICIAL DISTRICT

LEASE AGREEMENT

This Lease made and entered into this day by and between CHARLES T. HARRISON REALTY AGENCY, agent for MEDICAL PLAZA, LIMITED, a limited partnership having its principal office located in the City of Biloxi, State of Mississippi, hereinafter referred to as Lessor, and Premier Entertainment Biloxi, LLC d/b/a Hard Rock Hotel and Casino hereinafter referred to as Lessee, WITNESSETH:

WHEREAS. The Lessee is desirous of leasing the hereinafter described office space on the terms and conditions hereinafter set out, and the Lessor is agreeable to leasing same on said terms:

WHEREAS, the Lessee has deposited with the Lessor the sum of $ 1,170.26, which shall be applied to the 01st month’s rentals hereunder.

NOW THEREFORE, in consideration of the premises and the rents paid and to be paid as herein provided for, the Lessor does hereby lease to the Lessee and the Lessee hereby leases from the Lessor that portion of the FIRST Floor of Medical Plaza Building, hereinafter referred to as Building, comprising a minimum of 2,793 square feet which are situated in the South End of said Building, located at 111 Lameuse Street in the City of Biloxi, Second Judicial District, Harrison County, Mississippi, known as the Medical Plaza Building, Suite No. 104.  The demised premises are leased together with the appurtenances including without limitations, the rights to use in common with others, the lobbies, elevators, stairs, parking lot and other public portions of the Building.

1.             The term of this Lease shall be for a primary term of TWO (2) YEARS and shall commence on the 19th day of April, 2004, and ending on the 18th day of April, 2006, unless sooner terminated pursuant to the provisions of this instrument.

2.             The Lessee shall pay the Lessor the net annual rental of $8.00 per square foot (hereinafter referred to as the Minimum Rental), plus the variable rate of $4.57.  The Lessee shall pay the rental in equal monthly installments in advance on the first day of each month during the term of this Lease, the first installment of which shall be paid on the date of commencement. If such date be other than the first day of the calendar month, the first installment shall be prorated for the period between the date of commencement of the term of this Lease and the first day of the following month.  Such installments shall be paid to the Lessor at its regular business address or at such other place in the City of Biloxi as the Lessor may hereinafter designate in writing.

3.             The base year or variable rental rate will be $4.57.  The variable rate shall be adjusted as required on a semi-annual basis, (June and December) of each year. This rate is adjusted to reflect the increased cost of the Lessor. The rental variable rate shall be based on the previous six month period expenses. These expenses reflect the changes in the costs of utilities (including electricity, gas, water and sewer), taxes, insurance, and common area janitorial services and supplies. The adjustment shall be calculated by determining an average cost of the total utilities, taxes, insurance and janitorial services and supplies per square foot during the previous six month period, which shall be known as the base cost. Lessee will pay the Lessor a figure equal to the number of square feet times the amount of increase per square foot of the utilities, taxes, insurance and janitorial services and supplies, over and above the established variable rate. The Lessor shall furnish Lessee upon request justification of increase. In no event shall the rent be less than as originally set. This amount shall be payable on a monthly pro rata basis beginning within thirty (30) days from the receipt of written notice by the Lessee of any increases from the proceeding six month period.

4.             The Lessor shall not be required to provide any services or do any act in connection with the demised premises except as specifically provided herein. The fact that the Lessee’s use and occupancy of the demised premises shall be disturbed or prevented from any cause whatsoever shall not in any way suspend or reduce the rental to be paid hereunder except as other specifically provided in this Lease.

5.             The Lessor agrees to repair, maintain and illuminate the parking lot at Lessor’s own cost and expense. The parking area shall be for the exclusive use of the customers, patients and clients of the Lessee and Lessor of the building of which the demised premises forms a part. Lessee shall have the right by itself or in conjunction with the Lessor or one or more Lessees to enforce this restriction by such means as it deems necessary or desirable. The Lessor agrees to repair, maintain, illuminate, provide janitorial services and otherwise care for all other common public areas of the demised premises.

6.             The Lessee shall take good care of the leased premises and shall make all necessary repairs excluding structural repairs to the interior of the leased premises, heating, air conditioning and plumbing. The lessee shall provide, at its own cost and expense, standard and customary janitorial services to the demised premises during the entire term of this Lease. The Lessor shall be responsible for all utilities to the demised premises. The Lessor shall pay all electricity for the elevator and shall maintain and make all necessary repairs to the elevator at the sole expense of the Lessor.

7.             All alterations, additions and installation of fixtures and equipment affixed to the realty shall be done at Lessee’s own expense and Lessor shall have no obligations with respect to the cost of same. The Lessee shall obtain Lessor’s permission prior to making any structural changes in the demised premises and installation of signs.

8.             All movable property, furniture, furnishings and fixtures, including those attached to the realty, installed by the Lessee shall remain the property of the Lessee at the termination of this Lease, however, in the case of damage by reason of removal of any of said personal property, furniture, furnishings and fixtures attached to the realty, the Lessee shall restore the demised premises to good order and condition, reimbursing Lessor for the cost of any such damage. Any structure or addition built into the premises heroin demised at the commencement of or during the term by the Lessor at its expense, shall be and remain a part of the premises shall not be removed by the Lessee at the end of the term unless otherwise expressly provided in this Lease and shall remain the property of the Lessor. The Lessor agrees that the term fixtures, as used in this paragraph, specifically shall include any machinery or equipment leased or borrowed by the Lessee and the Lessor agrees that the legal owner of such machinery or equipment shall have the right to remove said machinery or equipment from the demised premises, notwithstanding, the manner or mode of attachment. In the event any removal of machinery, equipment or fixtures shall injure or damage the demises premises, the Lessee agrees to repair such damage at its own expense.

9.             The Lessor will provide casualty insurance for the entire building and will provide liability insurance for all common public areas, the Lessee will further provide liability insurance for the area of the demised premises that its occupies. Lessee, at its option, will provide casualty insurance for all personal property located in the demised premises and will not hold Lessor liable for any losses thereto. If the demised premises shall be damaged in whole or in part by fire or other cause, the structural damages, to include interior walls, wiring and mechanical, shall be repaired and restored by and at the expense of the Lessor and Lessee shall repair and restore the damage to the personal fixtures, furniture and furnishings. Lessee shall not be entitled to any abatement or set-off because of fire or other damage. The Lessor and Lessee shall make such repairs and replacements as promptly as possible. In the event the building of which the demised premises are a part is totally damaged or if rendered wholly untenantable by fire or other cause, the Lessee may, within thirty (30) days after such fire or other cause, terminate this Lease by giving the other party notice in writing of such decision. Thereupon, the lease shall terminate immediately and Lessee shall be relieved of any remaining payment obligation under this Lease. Furthermore, as the rent is paid in advance, where such a casualty occurs during a period that has been paid for, Lessee shall be entitled to a refund of the proportionate amount representing the remainder of days remaining, but not used, during that payment period..

10.           If the Lessee shall fail to pay any installment of the fixed rent or other charges when the same has become due and payable, or if default should be made of any of the covenants herein contained, and such failure or default shall continue for 20 days following ample notice to Lessee specifying such failure or default. Then the Lessor shall have the right at the Lessor’s option, to terminate this Lease and the term hereof, as well as all the right, title and interest of the Lessee hereunder, by giving the Lessee twenty (20) days notice in writing of such intention and upon the expiration of the time fixed and in such written notice, the Lessor shall be entitled to the immediate possession of the demised premises and the Lessee shall immediately quit and surrender the demised premises to the Lessor. However, nothing contained in this article, except as stated in paragraph 9, shall be construed to release the Lessee of any of its duties, obligations or liabilities under the terms of this Lease and said Lessor’s termination right is included primarily for the purpose of allowing the Lessor the right to peaceably take possession of the premises. The act of the Lessee in quitting and surrendering the demised premises to the Lessor shall in no way set-off or reduce the liability of the Lessee hereunder.

11.           The Lessee shall have the right to sublet or assign the demised premises only upon obtaining the written consent of the Lessor. The Lessee shall not be relieved of any rent, duties or obligations hereunder by virtue of any subletting and the acceptance by Lessor of any assignment or sublease will in no way reduce the obligation of the Lessee under this Lease. Lessee shall not have the right to encumber its leasehold interest without the prior written consent of the Lessor, its successor or assigns.

12.           The failure of the Lessor to insist upon a strict performance of any of the terms, conditions and covenants herein, shall not be deemed a waiver of any rights or remedies that the Lessor may have and shall not be deemed a waiver of any subsequent breach or default in the terms, conditions and covenants herein contained.

13.           If this Lease shall be terminated by the Lessor for the default of the Lessee, Lessee shall pay Lessor, as liquidated damages, for the failure of Lessee to observe and perform said Lessee’s covenants, the deficiency between the rent hereby reserved and the net amount, if any, of the rents collected on account of the lease or leases of the demised premises for each month of the period which would otherwise have constituted the balance of the term of this Lease. The failure or refusal of the Lessor to re-let the premises or any part or parts thereof, shall not release, diminish or affect Lessee’s liability for damages in which case, the entire rent shall be considered liquidated damages. In computing such liquidated damages, there shall be added to such deficiency, such expenses as Lessor may incur in connection with re-letting the premises, such as legal expenses, reasonable attorney fees, not to exceed 25% of the rent in arrears, brokerage fees and for keeping the premises in good order or for preparing the same for re-letting. Any such liquidated damages shall be paid in monthly installments by the Lessee on the rent day specified in this Lease and any suit brought to collect the amount of the deficiency for any month shall not prejudice in any way the rights of the Lessor to collect the deficiency for any subsequent month by a similar proceeding. The Lessor, at Lessor’s option, may make such alteration, repairs, replacement and/or decorations in the demised premises as the Lessor, in its sole judgment, considers advisable and necessary for the purpose of re-letting the premises and the making of such alterations and/or decorations, shall not operate or be construed to release the Lessee from liability hereunder as aforesaid.

14.           The Lessee hereby waives any and all right of redemption under any present or future law if Lessor obtains possession after Lessee’s default, either through re-entry or following any dispossession proceedings.

15.           Upon the default of the Lessee in any terms as outlined in paragraph 10, obligations or covenants herein, including but not limited to the making of monthly rental payments, and the continuation of such default for a period of 20 days following written notice of such default the Lessor, at its option, may declare the entire rent for the balance of the term of this Lease to be at once due and payable as liquidated damages as above described. This is in addition to all rights of the Lessor stated herein and the option of the Lessor accelerate all rent upon the default of the Lessee is not to be construed as a waiver of any right of the Lessor under this Lease.

16.           The Lessee shall in the use of the premises comply with all laws, ordinances and regulations of the State of Mississippi and its subordinate jurisdictions, including the City of Biloxi.

17.           This Lease shall go governed and construed according to the Laws of the State of Mississippi.

18.           In the event the Lessee shall pay all rents when due and otherwise comply with the terms and conditions of this Lease, then in that event, the Lessee shall have the exclusive right and option to extend this Lease for (4) additional and consecutive terms of two years each upon the expiration of the primary term hereinabove set for. Price to be mutually agreed on at that time.

19.           This Lease may be modified, amended or surrendered only by an instrument to writing duly executed by the Lessor and Lessee.

Witness our signatures this 15th day of April, 2004.

MEDICAL PLAZA, LIMITED

BY:	/s/ [ILLEGIBLE]
Lessor

CHARLES T. HARRISON REALTY AGENCY

BY:	/s/ [ILLEGIBLE]
Lessor

hard rock hotel & casino

BY:	/s/ Joe Billhimer
Lessee
Joe Billhimer/President/COO

Agreement made to lease Suite 104 for TWO YEARS at $35,108.01 per year in twelve equal payments of $2,925,67 monthly per year.

MEDICAL PLAZA BUILDING

RENTAL QUOTE FOR HARD ROCK HOTEL & CASINO 2,793 SQUARE FEET.

COST PER SQUARE FOOT:	$ 8.00	(BASE RATE)

	$ 4.57	(ADJUSTABLE RATE - taxes, utilities, insurance)

RENTAL RATE:	$ $2,925.67	PER MONTH

EFFECTIVE:	APRIL 18, 2004

THIS AGREEMENT DOES NOT INCLUDE JANITORIAL SERVICES.